Exhibit 8.2

Internal Revenue Service	Department of the Treasury
Washington, DC 20224

Third Party Communication: None
Index Number: 1374.00-00, 453.10-02	Date of Communication: Not Applicable

Mr. Frederick C. Braun III	Person To Contact:
President and CEO	Arvind Ravichandran, ID No.
Gyrodyne Company of America	1002192331
One Flowerfield, Suite 24
St. James, NY 11780	Telephone Number:
(202)622-4920

Refer Reply To:
CC:ITA:B04
PLR-113874-13

Date: AUG 28 2013

LEGEND:

Taxpayer	=	Gyrodyne
State	=	New York
x	=	26.315 million
y	=	167.5 million
z	=	98.685 million
Month 1	=	November 2005
Date 1	=	May 1, 2006
Year 1	=	2012

Dear Mr. Braun:

This letter responds to your request for rulings under § 453 of the Internal Revenue Code and § 1.337(d)-7 of the Income Tax Regulations concerning the $z payment that Taxpayer received as just compensation for property seized by State.

FACTS

During Month 1, State seized property that Taxpayer owned under State eminent domain law and paid Taxpayer $x. Pursuant to that law, Taxpayer treated the $x payment as partial compensation while pursuing a claim against State for just compensation for the seized property. Taxpayer deferred recognition of the gain on the $x payment under § 1033. On Date 1, Taxpayer converted from a C Corporation to a REIT. In Year 1, after vigorous litigation extending over several years, Taxpayer was awarded a final judgment of $y, of which $z was additional just compensation for the seizure and the remainder was interest and costs. If Taxpayer receives the rulings it has requested, Taxpayer intends to include the gain on the $z payment on its Year 1 federal income tax return.

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LAW

Section 453(a) provides, in general, that income from an installment sale is taken into account under the installment method. Under § 453(b) (1) an installment sale means a disposition of property where at least 1 payment is to be received after the close of the taxable year in which the disposition occurs.

RULINGS

Ruling 1:  Based strictly on the facts taken together that Taxpayer’s property was seized by State, Taxpayer vigorously litigated the amount of the just compensation in State courts over several years, and the $z payment was pursuant to an adverse final judgment of the State court, we rule that Taxpayer may properly recognize the gain on the $z payment on its Year 1 federal income tax return, using a method of accounting other than the installment method under § 453.

Ruling 2:  Based strictly on Ruling 1, we rule that if Taxpayer reports the $z payment on its Year 1 federal income tax return, the payment will not be subject to tax under § 1.337(d)-7 of the Income Tax Regulations. Section 1374(d)(7)(C).

Except as expressly provided in rulings 1 and 2, we do not express or imply an opinion concerning the tax consequences of any aspect of any transaction or item discussed or referenced in this letter.

This ruling is directed only to the taxpayer requesting it. Section 6110(k)(3) of the Code provides that it may not be used or cited as precedent.

The taxpayer must attach a copy of this letter to any income tax return to which it is relevant. Alternatively, a taxpayer filing its returns electronically may satisfy this requirement by attaching a statement to the return that provides the date and control number of the letter ruling.

The rulings contained in this letter are based upon information and representations submitted by the taxpayer and accompanied by a penalty of perjury statement executed by an appropriate party. While this office has not verified any of the material submitted in support of the request for rulings, it is subject to verification on examination.

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In accordance with the Power of Attorney on file with this office, we will send a copy of this letter to your authorized representative.

Sincerely,

Michael J. Montemurro
Chief, Branch 4
Office of Associate Chief Counsel
(Income Tax & Accounting)

PLR-113874-13	4

cc:	Jody J. Brewster
1440 New York Avenue N.W.
Washington, DC 20005

Industry Director: Rosemary Sereti
Internal Revenue Service
Attn: Industry Director, LB&I:F
Financial Services
290 Broadway, 12th Floor
New York, NY 10007